Exhibit 10.6

2200 Energy Drive Canonsburg, PA 15317 equitransmidstream.com

February 26, 2020

EQT Corporation

625 Liberty Avenue

Suite 1700

Pittsburgh, PA 15222

RE:	Letter Agreement Pursuant to Water Service Agreements

WHEREAS, reference is made to the Water Services Agreements listed on Exhibit A-1 (the “Water Service Agreements”) between EQT Production Company, Rice Drilling B LLC and/or certain affiliated entities (collectively, “Customer”), and EQM Gathering Opco, LLC, and/or certain affiliated entities (“Service Provider”). Customer and Service Provider may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, pursuant to the Water Service Agreements, Customer contracted with Service Provider to provide certain fresh water (“Fresh Water”) services in support of Customer’s hydraulic fracturing and drilling operations (collectively, the “Operations”) in the Commonwealth of Pennsylvania (“Service Area”);

WHEREAS, pursuant to the Water Service Agreements, Service Provider is entitled to receive, inter alia, fees assessed on the volume of Water delivered to Customer at various Fresh Water delivery points provided therein, subject to certain adjustments, including tiered rate adjustments and Customer Fresh Water minimum volume commitments described on Exhibit A-2 attached hereto (“Fresh Water Volume Commitments”); and

WHEREAS, Customer and Service Provider now desire to replace the Fresh Water Volume Commitments during the term of hereof with a commitment by Customer to utilize Service Provider for the provision of services involving the supply, storage, transportation, treatment and/or disposal of Fresh Water and produced water (“Produced Water” and, together with Fresh Water, “Water”) (“Water Services”) in support of Customer’s Operations in the Service Area, and in accordance with Service Provider’s ongoing obligations as set forth in Paragraph 7 and subject to the terms and conditions hereof.

NOW, THEREFORE, each of the Parties, by execution of this letter agreement (“Letter Agreement”) and in consideration of the mutual covenants contained herein, do hereby agree as follows:

1.       Recitals. The foregoing recitals are incorporated herein by reference thereto.

2.       Capitalized Terms. Capitalized terms used, but not otherwise defined, in this Letter Agreement shall have the respective meanings given to such terms set forth below:

Barrel. Forty-two Gallons.

Contract Year. Each of (i) the period from the Effective Date through the last Day of the Month in which the first anniversary of the Effective Date occurs, and (ii) each twelve (12) Month period thereafter.

Day. A period commencing at 10:00 a.m., Eastern Standard Time, on a calendar day and ending immediately prior to 10:00 a.m., Eastern Standard Time, on the next succeeding calendar day.

Effective Date. The first day of the Month following the In-Service Date.

Gallon. One U.S. gallon, which is equal to 231 cubic inches.

In-Service Date. The Mountain Valley Pipeline’s ‘Effective Date’ (as defined in that certain Firm Transportation Service Agreement 1464 by and between the Parties).

Month. A period commencing at 10:00a.m., Eastern Standard Time, on the first Day of a calendar month and extending until 10:00 a.m., Eastern Standard Time, on the first Day of the next succeeding month.

3.       Replacement WSA. Following the execution of this Letter Agreement, Customer and Service Provider shall negotiate in good faith and endeavor to enter into a definitive water services agreement (a “Replacement WSA”) within one hundred twenty (120) days of the Effective Date pursuant to which Service Provider shall continue to provide Water Services to Customer in the Service Area. The Parties agree that a Replacement WSA would contain representations, warranties, covenants, conditions precedent and indemnification provisions customary in transactions of the kind contemplated thereby and acceptable to the Parties.

4.       Term. This Letter Agreement shall become effective as of the Effective Date, and unless earlier terminated in accordance with the provisions hereof, shall continue until the fifth anniversary of the Effective Date (the “Term”). This Letter Agreement will terminate and be of no further force and effect upon the earlier of: (a) the execution and delivery of the Replacement WSA by the Parties; (b) the written agreement of the Parties; or (c) upon the expiration of the Term. During the Term, the Fresh Water Volume Commitments shall not apply. Upon the termination of this Letter Agreement by expiration of the Term by virtue of clause (c), the Fresh Water Volume Commitments shall automatically be restored (except to the extent they would have expired per their terms), commencing upon the first day after the expiration hereof and shall be in full force and effect in accordance with the terms thereof.

5.       Service Fee Commitment; Deficiency Payment.

(a)     During each Contract Year, Customer covenants and agrees to utilize Service Provider for the provision of Water Services under the Water Service Agreements or any new agreement pursuant to which Water Services are provided in the Service Area, not including the Replacement WSA, such that the fees incurred for Water Services thereunder on a volumetric basis, stated in Gallons or Barrels (collectively, the “Service Fees”), shall not be less than sixty million Dollars ($60,000,000) per Contract Year during the Term (“Service Fee Commitment”). Any Service Fees generated from new water service agreements entered into between the Parties for Water Services in the Service Area shall also be included in the Service Fee Commitment. For purposes of determining the Service Fee Commitment, “Service Fees” shall not include Reimbursable Produced Water Services Costs (as such term is defined in the Amended and Restated Water Services Agreement dated November 4, 2015).

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(b)     If, upon the expiration of a Contract Year, the aggregate Service Fees for such Contract Year are less than the Service Fee Commitment for such Contract Year (such amount, a “Shortfall”), Customer shall pay to Service Provider an amount equal to the Shortfall (“Deficiency Payment”). Any Deficiency Payment made by Customer can be credited against the Service Fees in the following Contract Year in excess of the Service Fee Commitment.

6.       Termination of Fresh Water Volume Commitments. The Parties agree that the Fresh Water Volume Commitments shall be replaced by the Service Fee Commitment during each Contract Year during the Term, it being understood that all deficiency payments attributable to volume deficiencies or any banked volumes shall be eliminated as of the Effective Date.

7.       Service Provider Obligations. The Parties agree that nothing herein is intended to diminish or alter Service Provider’s obligations under the Water Service Agreements or any new agreement that may be entered into during the Term; provided, however, that service Provider shall provide certain Produced Water gathering services following the Effective Date. Service Provider expressly acknowledges and agrees that it shall continue to provide all Water Services in accordance with the terms and conditions set forth in the Water Service Agreements, as the same may be altered, amended or supplemented, including any obligation to construct, operate, maintain and, as applicable, expand its water facilities thereunder, or to provide similar Water Services to additional locations thereunder.

8.       Miscellaneous. The terms and provisions of this Letter Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. This Letter Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission (including scanned documents delivered by email) shall be deemed an original signature hereto, and execution and delivery by such means shall be binding upon the Parties. Except as otherwise set forth herein, this Letter Agreement constitutes the entire agreement between the Parties and supersedes any previous understanding as to the subject matter hereof.

9.      Governing Law; Venue. This Letter Agreement shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles. The Parties agree that the appropriate, exclusive and convenient forum for any disputes among any of the Parties arising out of this Letter Agreement or the transactions contemplated hereby shall be in any state or federal court in the City of Pittsburgh and County of Allegheny, Pennsylvania, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Letter Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Letter Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. EACH PARTY HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

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10.    Effect of Letter Agreement. The Parties acknowledge and agree that this Letter Agreement constitutes a written instrument executed by the Parties and fulfills the requirements of an amendment to each of the Water Service Agreements. The Parties hereby ratify and confirm the Water Service Agreements, as amended and supplemented hereby. Except as expressly provided herein, the provisions of the Water Service Agreements shall remain in full force and effect in accordance with their respective terms following the execution of this Letter Agreement. In the event of any conflict or inconsistencies between this Letter Agreement and the Water Service Agreements, the terms and conditions of this Letter Agreement shall prevail.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed this Letter Agreement as of the date first written above

CUSTOMER:

EQT PRODUCTION COMPANY

By:	/s/ Toby Z. Rice
Name:	Toby Z. Rice
Its:	President

RICE DRILLING B LLC

By:	/s/ Toby Z. Rice
Name:	Toby Z. Rice
Its:	President

SERVICE PROVIDER:

EQM GATHERING OPCO, LLC

By:	/s/ Diana M. Charletta
Name:	Diana M. Charletta
Its:	President and Chief Operating Officer

EQUITRANS
WATER SERVICES (PA) LLC

By:	/s/ Diana M. Charletta
Name:	Diana M. Charletta
Its:	President and Chief Operating Officer

EXHIBIT A-1

Water Service Agreements

1.	3rd Amended and Restated Water Services Agreement Dated December 3, 2018 (“Kevech Agreement”)
2.	Amended and Restated Water Services Agreement Dated December 3, 2018 (“Carpenter Agreement”)
3.	Water Service Agreement Dated December 10, 2018 (“State Game Lands Agreement”)
4.	Water Service Agreement Dated December 3, 2018 (“Steelhead Agreement”)
5.	Amended and Restated Water Services Agreement Dated November 4, 2015 (“Rice Drilling B Agreement”)
6.	Water Service Agreement Dated January 13, 2018 as Amended January 1, 2020 (“Claysville Agreement”)
7.	Letter Agreement Regarding Impoundment Water Services Dated December 3, 2018 (“Impoundment Agreement”)

EXHIBIT A-2

Fresh Water Volume Commitments

1.	Minimum Annual Fresh Water Volume Commitment for the applicable Contract Years as set forth in Section 2.2 of the Steelhead Agreement and subject to the terms and conditions set forth on Exhibit C therein.

2.	Minimum Annual Fresh Water Volume Commitment for the applicable Contract Years as set forth in Section 2.2 of the Claysville Agreement and subject to the terms and conditions set forth on Exhibit C therein.